Exhibit 10.2

CARGURUS, INC.

Two Canal Park

Cambridge, MA 02141

December 29, 2015

Sarah Amory Welch

[ADDRESS]

Dear Sarah,

We are pleased to extend you this offer of full-time employment to become the Senior Vice President-Marketing (“SVPM”) at CarGurus, Inc., a Delaware corporation (the “Company”). This offer is contingent upon your successful completion of the Company’s background screening process, which will require you to sign the Electronic Disclosure and Authorization Form with our provider: Talentwise. This offer, which will remain in effect until the date that is seven (7) days from the date listed above, can be accepted by countersigned copy to me. The purpose of this letter (this “Agreement”) is to summarize the key terms of your employment with the Company, should you accept our offer.

Start Date

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible. Accordingly, we and you mutually agree to a start date of February 22, 2016 (“Start Date”).

Duties and Extent of Service

As a SVPM you will be a member of the Executive Team. You will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Chief Executive Officer (“CEO”) may from time to time designate. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

(a)	Base Salary

In consideration of your employment with the Company, the Company will pay you a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year, such payments to be a made as customarily disbursed reviewed for adjustment on an annual basis.

(b)	Sign-on Bonus

In consideration of your employment with the Company, the Company will pay you a one-time cash sign-on bonus equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500) (“Sign-On Bonus”). The Sign-On Bonus will paid to you within two weeks following the Start Date, provided that you are employed on the date of payment. This Sign-On Bonus will be subject to recoupment in whole if your employment does not continue uninterrupted through three months following your Start Date and will be subject to partial, pro rata recoupment based on the number of months of service through nine months following such three-month period; provided however, that: (i) there shall be no such recoupment during either period if your employment does not continue during such periods solely because you are terminated by the Company without Cause (as defined below); and (ii) there shall be full recoupment also during the nine-month period described above if your employment does not continue during that period because you are terminated for Cause.

(c)	Annual Discretionary Bonus

You will also be eligible for an annual discretionary bonus. Your target discretionary bonus will be Seventy-Five Thousand Dollars ($75,000), but the actual amount will be subject to the achievement of the Company and individual performance metrics, as determined by the CEO each year and communicated to you prior to the end of the first quarter of the fiscal year with respect to which such bonus pertains (“Annual Discretionary Bonus”). Notwithstanding the foregoing, any Annual Discretionary Bonus for fiscal year 2016 will be multiplied by a fraction, the numerator of which is the number of days during which you were employed by the Company during fiscal year 2016 and the denominator of which is 365.

(d)	Employee Benefits

You will be eligible to participate from time to time in all employee benefits made available to employees of the Company, subject to the terms of such benefit plans or policies. No representation is made, however, that any specific employee benefits now available will continue or that any other employee benefits will be made available. Notwithstanding the foregoing, the following benefits will in any event, be available to you, effective as of the Start Date.

(i)

Health Insurance.  If elected by you, you may participate in the Company’s health insurance program, and the Company will pay that portion of the premium for you, on a basis and pursuant to a program, substantially the same as that offered to other employees of the Company.

(ii)	Vacations. You will be entitled to three week’s paid vacation annually at such reasonable times as you and the Company may determine, subject to the Company’s vacation and paid time off policies.
(iii)	Expense Reimbursement. The Company will reimburse you for all ordinary and necessary expenses incurred on behalf of the Company and in accordance with its reimbursement policy.

(e)	RSU Grant
(i)

General.  As the SVPM, the Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth below. Subject to the approval of the Company’s Board of Directors, the Company will grant you 44,000 restricted stock units (the “RSU”), subject in all respects to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and the RSU grant agreement evidencing the terms and conditions of the grant.

(ii)

Vesting Conditions. The RSU will have a seven year term and will be subject to service-based vesting and liquidity event-based vesting. The RSU will not vest (in whole or in part) if only one (or id neither) of the vesting requirements is satisfied on or before the seventh anniversary of the date of grant. If both the service-based requirement and the event-based requirement are satisfied on a before the seventh anniversary of the date of grant, the vesting is a follows: four year vesting during your employment with the Company, with the first 25% vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three month period thereafter until the fourth anniversary of the Start Date. If a Transaction (as defined in the Plan) occurs during your employment and before the fourth anniversary of the Start Date, 50% of the portion of the RSU that is not vested as to the service-based vesting condition will accelerate and become fully vested. The liquidity event-based vesting is as follows: the first to occur of a Public Offering (as defined in the Plan) or the consummation of a Transaction. The liquidity event must occur within seven years following the grant date. If the first to occur during the seven-year term is a public Offering, the RSU will be settled on the 180th day following a Public Offering.

(iii)

Termination of Employment. If your employment is terminated by the Company without Cause (as defined below) or by you for any reason during the seven-year term of the RSU and before the liquidity event occurs, you will retain any portion of the RSU that has vested as to the service -based vesting condition and any portion of the RSU that has not vested as to the service-based vesting condition, will be forfeited upon termination of employment. The vested RSU may vest as to the liquidity event-based vesting condition following termination of employment other than for Cause to the extent the liquidity event occurs before the end of the seven-year term. If your employment is terminated by the Company for Cause during the seven-year term, any portion of the RSU, whether vested, or unvested, will be forfeited.

(iv)

Definition of Cause.  For purposes of this Agreement and the RSU, “Cause” means a finding by the Board of Directors that you have (A) materially breached this Agreement, which breach has not been remedied by you within 30 days after written notice has been provided to you of such breach, (B) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (C) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (D) breached the Nondisclosure, Developments and Non-Competition Agreement, or (E) engaged in such other behavior detrimental to the interests of the Company as the Board of Directors reasonably determines.

Proprietary Information and Inventions

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Nondisclosure, Development and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto. By signing below, you represent that you are free to enter into this Agreement and the Nondisclosure, Developments and Non-Competition Agreement and carry out the obligations hereunder and thereunder without any conflict with any prior agreements to which you are a party.

Termination of Employment

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. However, the Company and you agree to make reasonable efforts to provide the other party at least 30 days’ written notice prior to termination of the employment relationship. You acknowledge that, in connection with any termination of your employment with the Company, you will assist the company in its efforts to find a new SVPM and will provide such transitional assistance as the Company may reasonably require. In connection with the foregoing, the Company agrees that should your employment be terminated, you will receive as your sole and only payments on account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation and benefits through the date of termination. For the avoidance of doubt, if you terminate your employment for any reason during the seven-year term of the RSU, you will retain the portion of the RSU that vested as to the service-based vesting conditions as of your termination of employment, as described in subsection (e) (iii) in the “Compensation” section above. If you are a participant in the Company’s health plans at the time of termination of employment, COBRA rights will be available to you.

Section 409 A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception. For purposed of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A and each payment made under this Agreement shall be treated as a separate payment. In no event shall you, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent you are a “specified employee” for purposes of Section 409A and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to you) that are not otherwise exempt from Section 409A, until the first payroll date that occurs after the date that is six months following the your separation from service with the Company. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. The Company and you hereby expressly consent and agree that any dispute, controversy, legal action or other proceeding that arises from, concerns or touches this Agreements shall be brought in either the Superior Court Of Massachusetts or the United States District Court for the District of Massachusetts. The Company and you herby acknowledge that said courts have sole and exclusive jurisdiction over any such dispute or controversy, and that the Company and you hereby waive any objection to personal jurisdiction or venue in these courts, and waive any right to jury trial.

Entire Agreement; Amendment

This Agreement (together with the Nondisclosure, Developments and Non-Competition Agreement), the RSU grant agreement and the Plan set forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreements, whether written or oral, shall be construed to change or affect the operation of this Agreement or the other agreements contemplated hereby in accordance with their terms, and any provisions of any such prior agreements which conflicts with or contradicts any provisions of this Agreement or the other agreements contemplated hereby is hereby revoked and superseded.

This Agreement may be amended or terminated only by a written instrument executed both by you and the Company, acting through its Board of Directors.

We are excited to have you on board as the SVPM. Please acknowledge your acceptance of this offer and the terms of this Agreement by signing below and returning a copy to me.

Sincerely,

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this Agreement prior to signing hereunder.
Agreed to and Accepted:
/s/ Sarah Welch

Date:	1/7/16